Registration No. 333-_________

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------
                                    Form S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                              --------------------
                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

             (Exact name of Registrant as specified in its charter)

                    New York                         13-5009340
          (State of incorporation)       (I.R.S. Employer Identification No.)


                                 4 Irving Place
                            New York, New York 10003
                                 (212) 460-4600

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

    JOAN S. FREILICH                  or                PETER A. IRWIN, ESQ.
Executive Vice President and                         Associate General Counsel
 Chief Financial Officer

                                4 Irving Place
                            New York, New York 10003
                                 (212) 460-4600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                    Copy to:

                               Steven R. Loeshelle
                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                          New York, New York 10019-6092

                              --------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

         If this Form is filed to register additional securities for offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                             --------------------

                         CALCULATION OF REGISTRATION FEE


==============================================================================================

Title of Each Class   Amount to be  Proposed Maximum     Proposed Maximum         Amount of
 of Securities to      Registered       Offering             Aggregate         Registration Fee
  Be Registered                     Price Per Unit     Offering Price (1)
                                          (1)

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

 Debt Securities    $500,000,000       (1)              $500,000,000            $132,000
==============================================================================================

(1) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the Debt Securities registered hereunder. In no event will the aggregate initial offering price of all securities pursuant to this Registration Statement exceed $500,000,000. The Prospectus filed as part of this Registration Statement also relates to $65,000,000 of Debt Securities remaining available to be offered pursuant to Registration Statement 333-90385 and for which a registration fee of $18,070 was paid.

         Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this Registration Statement may be used in connection with the securities covered by Registration Statement 333-90385.

PROSPECTUS

                  Consolidated Edison Company of New York, Inc.

                                 Debt Securities

                  Consolidated  Edison  Company of New York,  Inc. may offer and sell up to $565,000,000 of our unsecured debt securities. We will establish the specific terms of each series of our debt securities, their offering prices and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in our debt securities.

                              --------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS
                       PROSPECTUS IS ACCURATE OR COMPLETE.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              --------------------




                  We will offer and sell our debt securities through one or more underwriters. We will set forth in the related prospectus supplement the name of the underwriters, the discount or commission received by the underwriters from us as compensation, our other expenses for the offering and sale of the debt securities, and the net proceeds we receive from the sale. See "Plan of Distribution."

                The date of this Prospectus is August ___ , 2000.

                               ------------------


                                TABLE OF CONTENTS

About This Prospectus ....................................................3
Where You Can Find More Information.......................................3
Con Edison of New York....................................................4
Use of Proceeds...........................................................4
Ratio of Earnings to Fixed Charges........................................5
Description of Securities.................................................5
Plan of Distribution.....................................................13
Legal Matters............................................................14
Experts..................................................................14

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. By using this process, we may offer up to a total dollar amount of $565,000,000 of our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under "Where You Can Find More Information."

     References in this prospectus to the terms "we", "us" or other similar terms mean Consolidated Edison Company of New York, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison of New York.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We file such reports, proxy statements and other information through the Commission's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission's Web site (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, you may inspect such material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago
Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Commission allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities described in this prospectus is completed:

o Con Edison of New York's Annual Report on Form 10-K for the year ended December 31, 1999 ("1999 Form 10-K"),
o Con Edison of New York's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, and
o Con Edison of New York's Current Reports on Form 8-K, dated March 29, 2000, and May 3, 2000.

                  This prospectus is part of a registration statement we have filed with the Commission relating to our debt securities. As permitted by the Commission's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Section or through its Web site.

     You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison Company of New York, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-6066).

                             CON EDISON OF NEW YORK

                  Con  Edison of New  York,  incorporated  in New York  State in
1884, provides electric service to its approximately 3 million electric customers in New York City (except part of Queens) and most of Westchester County, New York. Con Edison of New York also provides gas service to over one million customers in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in part of Manhattan. Consolidated Edison, Inc. ("CEI"), incorporated in New York State in 1997, became the holding company for Con Edison of New York on January 1, 1998. CEI completed its purchase of Orange and Rockland Utilities, Inc. in July 1999 and agreed to purchase Northeast Utilities in October 1999. Orange and Rockland provides electric service to approximately 250,000 customers and gas service to approximately 100,000 customers in New York, New Jersey and Pennsylvania. Northeast Utilities subsidiaries provide electric service to over 1.7 million customers in Connecticut, New Hampshire and western Massachusetts.

                                 USE OF PROCEEDS

                  Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the debt securities for general corporate purposes, including, among others:

o   Repayment of short term debt,
o   Repurchase,  retirement or refinancing of other  securities,  and
o   Funding of construction expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

                  The following table sets forth Con Edison of New York's ratio of earnings to fixed charges for the periods indicated:

  Twelve Months Ended                Year Ended December 31,
                                     -----------------------
    June 30, 2000            1999     1998       1997         1996       1995
    -------------            ----     ----       ----         ----       ----

        3.91                 4.17     4.36       4.09         4.18       4.20

                  The ratio of earnings to fixed charges has been computed based upon net income plus Federal income tax, Federal income tax deferred, investment tax credits deferred and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals.

                            DESCRIPTION OF SECURITIES

                  The debt securities are to be issued under an Indenture, dated as of December 1, 1990, between Con Edison of New York and The Chase Manhattan Bank, as Trustee ("Trustee"), (successor to The Chase Manhattan Bank (National Association)), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 (the Indenture, as amended and supplemented, is herein referred to as the "Indenture"), copies of which are included as exhibits to the registration statement of which this prospectus is a part. Con Edison of New York may also enter into one or more additional indentures with other trustees with respect to certain of the debt securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the prospectus supplement regarding any additional indentures under which Debt securities will be issued.

                  The debt securities will be unsecured general obligations of Con Edison of New York ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison of New York issued under the Indenture that are not subordinated obligations of Con Edison of New York ("Subordinated Securities") and the unsecured promissory notes of Con Edison of New York issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the prospectus supplement relating to a series of debt securities, the debt securities will be Subordinated Securities.

                  There is no requirement that future issues of debt securities of Con Edison of New York be issued under the Indenture, and Con Edison of New York will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Securities, in connection with future issues of such other debt securities.

                  The Indenture does not specifically restrict the ability of Con Edison of New York to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison of New York or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison of New York, the payment of dividends by Con Edison of New York or the acquisition by Con Edison of New York of any of the equity securities of Con Edison of New York or CEI. The Indenture also permits Con Edison of New York to merge or consolidate or to transfer its assets, subject to certain conditions (see "Consolidation, Merger and Sale" below). Con Edison of New York must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets.

                  The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

                  General: The Indenture provides that the debt securities offered and other unsecured debt securities of Con Edison of New York, without limitation as to aggregate principal amount (collectively the "Indenture Securities"), may be issued in one or more series, in each case as authorized from time to time by Con Edison of New York.

                  Reference is made to the prospectus supplement relating to the debt securities offered for the following terms:

         (1)      the title of the debt securities;

         (2)      the aggregate principal amount of the debt securities;

         (3) the percentage of the principal amount representing the price for which the debt securities shall be issued;

         (4) the date or dates on which the principal of, and premium, if any, on the debt securities shall be payable;

         (5) the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

         (6) if the amount of payments of the principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

         (7) the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

         (8) the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

         (9) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Con Edison of New York;

         (10) the obligation, if any, of Con Edison of New York to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid pursuant to such obligation;

         (11)     whether  the debt  securities  are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

         (12) if other than $1,000 or an integral multiple thereof, the denominations in which the debt securities shall be issued;

         (13) if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

         (14) any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the debt securities;

         (15) the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the debt securities prior to the maturity thereof pursuant to Section
                  12.02 of the Indenture (see "Satisfaction and Discharge of Indenture; Defeasance");

         (16) the terms, if any, upon which Con Edison of New York may elect not to pay interest on an interest payment date;

         (17) the provisions, if any, relating to the subordination of the debt securities pursuant to Article 15 of the Indenture
                  (see "Subordination"); and

         (18) any other terms of the debt securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

                  Con Edison of New York may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison of New York, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to "reopen" a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

                  The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see "Global Securities"). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison of New York may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

                  One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

                  Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 15.01)

                  In the event (a) of any distribution of assets of Con Edison of New York in bankruptcy, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison of New York, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see "Consolidation, Merger and Sale"), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison of New York, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

                  Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

                  "Senior Indebtedness" means all indebtedness of Con Edison of New York for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. "Senior Indebtedness" does not include customer deposits or other amounts securing obligations of others to Con Edison of New York. (Section 15.01)

     The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison of New York may issue. As of July 31, 2000, $4.8 billion of Senior Indebtedness was outstanding.

                  Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison of New York. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed.

                  Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

                  The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison of New York anticipates that the following provisions will apply to all depositary arrangements.

                  Upon the issuance of a Global  Security,  the  Depositary  for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

                  So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

                  Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison of New York, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                  Con Edison of New York expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison of New York also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants.

                  If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison of New York within 90 days, Con Edison of New York will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison of New York may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison of New York so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison of New York and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person's beneficial interest in the Global Security.

                  Payments and Paying Agents: Payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York, 101 Barclay Street, Stock Transfer Division, New York, New York 10286. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York, or by a check mailed to each holder of an Indenture Security at such holder's registered address.

                  All moneys paid by Con Edison of New York to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison of New York and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison of New York for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

                  Consolidation, Merger and Sale: The Indenture permits Con Edison of New York, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison of New York's obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see "Default and Certain Rights on Default") and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison of New York.

                  Modification of the Indenture: The Indenture contains provisions permitting Con Edison of New York and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

                  Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

        (i) failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

        (ii) failure to pay principal or premium, if any, when due on any Indenture Security of such series;

        (iii) failure to perform any other covenant of Con Edison of New York in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

        (iv)     certain events of bankruptcy, insolvency or reorganization; and

        (v) any other Event of Default as may be specified for such series. (Section 6.01)

                  The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

                  Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder's Indenture Securities when due shall not be impaired. (Section 6.04)

                  The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

                  Con Edison of New York is required to deliver to the Trustee each year an Officers' Certificate stating whether such officers have obtained knowledge of any default by Con Edison of New York in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

                  Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

                  The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison of New York as if it were not Trustee under the Indenture. (Section 7.04)

                  The Chase Manhattan Bank, which is the Trustee under the Indenture, is a participating bank under Con Edison of New York's revolving credit agreements, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison of New York in the normal course of business.

                  Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be discharged upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison of New York, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or
(ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

     Reports Furnished Securityholders: Con Edison of New York will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

                              PLAN OF DISTRIBUTION

                  Con Edison of New York will offer the debt securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement relating to the offering of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the debt securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such debt securities, although such a firm may participate in the distribution of such debt securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any debt securities will (1) entitle the underwriters to indemnification by Con Edison of New York against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such debt securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison of New York in the ordinary course of business.

                  In connection with an offering made hereby, the underwriters may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the debt securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of debt securities than they are required to purchase from Con Edison of New York. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the underwriters if such debt securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

                  The anticipated date of delivery of the debt securities will be as set forth in the prospectus supplement relating to the offering of the debt securities.

                                  LEGAL MATTERS

     The validity of the debt securities and certain other related legal matters will be passed upon for Con Edison of New York by Peter A. Irwin, Esq., Associate General Counsel. Certain legal matters in connection with the debt securities will be passed upon for the Underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to Con Edison of New York's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                  Expenses payable by Registrant for the sale of the Securities are estimated as follows:

Securities and Exchange Commission
  registration fee..........................................       $132,000.00
Printing and engraving......................................         80,000.00
Services of Independent Accountants.........................        100,000.00
Fees and expenses of Trustee ...............................         40,000.00
Rating agency fees .........................................        200,000.00
Miscellaneous...............................................         48,000.00

  Total ....................................................       $600,000.00


---------------


Item 15. Indemnification of Directors and Officers.

        Reference is made to sections 721 to 725 of the Business Corporation Law of the State of New York ("BCL") which provide for indemnification of directors and officers. In addition, pursuant to Section 15 of the By-Laws of Registrant, Registrant shall indemnify, to the extent not prohibited by any law, any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an investigation or legislative proceeding (and including an action by or in the right of Registrant), by reason of the fact that he is or was a Trustee or officer of Registrant against any and all judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees, actually and reasonably incurred with respect to such action or proceeding or related appeal. Section 15 further provides that no indemnification shall be made to or on behalf of a Trustee or officer if a judgment or other final adjudication adverse to the Trustee or officer establishes that his acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to Trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such Trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        As permitted by Section 402 of the BCL, Article 10 of the Certificate of Incorporation of Registrant provides that:

        "A Trustee of the Company shall not be liable to the Company or any of its stockholders for damages for any breach of duty in such capacity, except to the extent elimination or limitation of liability is not permitted by applicable law. Any repeal or modification of this Article shall not adversely affect any right, immunity or protection of a Trustee of the Company existing or provided hereunder with respect to any act or omission occurring prior to the repeal or modification."

        As permitted by Section 726 of the BCL, Registrant has insurance (a) to indemnify Registrant for obligations it incurs for indemnification of its Trustees and officers, and (b) to indemnify Trustees and officers of Registrant for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as Trustees or officers for which they are not indemnified by Registrant. No insurance payment will be made to any Trustee or officer if a judgment or other final adjudication adverse to the Trustee or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Registrant has also purchased insurance coverage insuring the Trustees and officers of Registrant against certain liabilities that could arise in connection with administration of Registrant's employee benefit plans.

        Section 7 of Registrant's Underwriting Agreement Basic Provisions, dated November 1, 1999 (Exhibit 1.2 to this Registration Statement) provides for indemnification of the Registrant's Trustees and officers who signed the Registration Statement by the underwriters against certain liabilities which might arise under the Act or otherwise from certain written information furnished to Registrant by or on behalf of the underwriters.

Item 16. List of Exhibits.

1.1      -        Form of Underwriting Agreement. (Incorporated by reference to
                  Exhibit 1.1 to Registration Statement No. 333-90385.)

1.2      -        Underwriting Agreement Basic Provisions, dated
                  November 1, 1999. (Incorporated by reference to Exhibit 1.2 to
                  Registration Statement No. 333-90385.)

4.1      -        Indenture, dated as of December 1, 1990, between Consolidated
                  Edison Company of New York, Inc. ("Con Edison of New
                  York") and The Chase Manhattan Bank (successor to The Chase
                  Manhattan Bank (National Association),("Chase"), as
                  Trustee. (Incorporated by reference to Exhibit 4(h) to Con
                  Edison of New York's Annual Report on Form 10-K for the year ended December 31, 1990 -- Commission File No. 1-1217.)

4.2      -        First Supplemental Indenture, dated as of March 6, 1996,
                  between Con Edison of New York and Chase, as Trustee.
                  (Incorporated by reference to Exhibit 4.13 to Con Edison of New York's Annual Report on Form 10-K for the year ended
                  December 31, 1995 -- Commission File No. 1-1217.)

5        -        Opinion and consent of Peter A. Irwin, Esq., Associate
                  General Counsel of Con Edison of New York.

12.1     -        Schedule of computation of ratio of earnings to fixed charges for the years ended December 31, 1999, 1998, 1997,
                  1996, and 1995. (Incorporated by reference to Exhibit 12 to Con Edison of New York's Annual Report on Form 10-K for the year ended December 31, 1999 -- Commission
                  File No. 1-1217.)

12.2    -         Schedule of computation of ratio of earnings to fixed charges for the twelve month periods ended June 30, 2000 and 1999. (Incorporated by reference to Exhibit 12.2 to Con
                  Edison of New York's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 -- Commission File No. 1-1217.)

23.1     -        Consent of PricewaterhouseCoopers LLP.

23.2     -        Opinion and consent of Peter A. Irwin, Esq., Associate
                  General Counsel of Con Edison of New York. (included as part of Exhibit 5).

24       -        Powers of Attorney.

25       -        Form T-1 Statement of Eligibility and Qualification under the
                  Trust Indenture Act of 1939 of Chase, as Trustee.

Item 17. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) See the second paragraph of Item 15.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 15th day of August, 2000.

                             Consolidated Edison Company of New York, Inc.

 .                                             By  Joan S. Freilich
                                                  Joan S. Freilich
                                                  Executive Vice President and
                                                   Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Name                               Title
Eugene R. McGrath*                         Chairman of the Board of Trustees
                                           and Chief Executive Officer and
                                           Trustee (Principal Executive Officer)
Joan S. Freilich*                          Executive Vice President and Chief
                                           Financial Officer and Trustee
                                           (Principal Financial Officer)
Hyman Schoenblum*                          Vice President and Controller
                                           (Principal Accounting Officer)
George Campbell, Jr.*                      Trustee
E. Virgil Conway*                          Trustee
Gordon J. Davis*                           Trustee
Ruth M. Davis*                             Trustee
Ellen V. Futter*                           Trustee
Sally Hernandez-Pinero*                    Trustee
Peter W. Likins*                           Trustee
Richard A. Voell*                          Trustee

---------------
* Joan S. Freilich, pursuant to Powers of Attorney (executed by each of the officers and Trustees listed above, and filed as Exhibit 24 hereto), by signing her name hereto does hereby sign and execute this Registration Statement on behalf of each of the officers and Trustees named above and indicated as signing above in the capacities in which the name of each appears above.

                                                              Joan S. Freilich
August 15, 2000                                               Joan S. Freilich

                                INDEX TO EXHIBITS

EXHIBIT                             DESCRIPTION
1.1      -        Form of Underwriting Agreement. (Incorporated by reference to
                  Exhibit 1.1 to Registration Statement No. 333-90385.)

1.2      -        Underwriting Agreement Basic Provisions, dated
                  November 1, 1999. (Incorporated by reference to Exhibit 1.2 to
                  Registration Statement No. 333-90385.)

4.1      -        Indenture, dated as of December 1, 1990, between Consolidated
                  Edison Company of New York, Inc. ("Con Edison of New
                  York") and The Chase Manhattan Bank (successor to The Chase
                  Manhattan Bank (National Association),("Chase"), as
                  Trustee. (Incorporated by reference to Exhibit 4(h) to Con
                  Edison of New York's Annual Report on Form 10-K for the year ended December 31, 1990 -- Commission File No. 1-1217.)

4.2      -        First Supplemental Indenture, dated as of March 6, 1996,
                  between Con Edison of New York and Chase, as Trustee.
                  (Incorporated by reference to Exhibit 4.13 to Con Edison of New York's Annual Report on Form 10-K for the year ended
                  December 31, 1995 -- Commission File No. 1-1217.)

5        -        Opinion and consent of Peter A. Irwin, Esq., Associate
                  General Counsel of Con Edison of New York.

12.1     -        Schedule of computation of ratio of earnings to fixed charges for the years ended December 31, 1999, 1998, 1997,
                  1996, and 1995. (Incorporated by reference to Exhibit 12 to Con Edison of New York's Annual Report on Form 10-K for the year ended December 31, 1999 -- Commission
                  File No. 1-1217.)

12.2    -         Schedule of computation of ratio of earnings to fixed charges for the twelve month periods ended June 30, 2000 and 1999. (Incorporated by reference to Exhibit 12.2 to Con
                  Edison of New York's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 -- Commission File No. 1-1217.)

23.1     -        Consent of PricewaterhouseCoopers LLP.

23.2     -        Opinion and consent of Peter A. Irwin, Esq., Associate
                  General Counsel of Con Edison of New York. (included as part of Exhibit 5).

24       -        Powers of Attorney.

25       -        Form T-1 Statement of Eligibility and Qualification under the
                  Trust Indenture Act of 1939 of Chase, as Trustee.